Exhibit 10.14

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 1st day of April, 2012 (the “Execution Date”), by and between BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership (“Landlord,” as successor in interest to BMR-34790 Ardentech Court LLC), and ZOSANO PHARMA, INC., a Delaware corporation (“Tenant,” formerly known as The Macroflux Corporation).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 1, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June 20, 2008, that certain Second Amendment to Lease dated as of October 16, 2008, that certain Third Amendment to Lease dated as of April 29, 2011, and that certain Fourth Amendment to Lease dated as of July 31, 2011 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 34790 Ardentech Court in Fremont, California (the “Building”);

B. WHEREAS, Tenant defaulted under the Lease;

C. WHEREAS, as consideration for Landlord refraining from further exercising its remedies as a result of such defaults, Tenant entered into that certain Amended and Restated Warrant to Purchase Shares of Preferred Stock dated as of July 31, 2011 (the “Restated Warrant”), and Landlord and Tenant entered into that certain Amended and Restated Convertible Unsecured Promissory Note dated as of July 31, 2011, by and between Landlord and Tenant (the “Restated Note”);

D. WHEREAS, Tenant has committed new defaults under the Lease and has defaulted under the Restated Note (together with the defaults referenced in recital B, above, the “Existing Defaults”);

E. WHEREAS, on or about the date hereof, (1) Landlord and Tenant are entering into a new note and security agreement, (2) Landlord is being granted a partial ownership interest in ZP Holdings, Inc., a Delaware corporation (“ZP Holdings”), (3) ZP Holdings is acquiring all of the equity in Tenant such that Tenant will become a wholly-owned subsidiary of ZP Holdings, (4) ZP Holdings is executing a guaranty of the obligations of Tenant under the Lease, and (5) Tenant is subleasing the Premises to ZP Group LLC, a Delaware limited liability company (“ZP Group”), pursuant to that certain Sublease Agreement dated on or about the date hereof; and

F. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

2. Waiver. Landlord hereby waives the Existing Defaults and shall promptly dismiss the complaint captioned “BMR-34790 Ardentech Court LP v. Zosano Pharma, Inc., Civil Case No. HG12621305” filed with the California Superior Court, Alameda County, on March 14, 2012, with prejudice.

3. Reduction of Premises. Notwithstanding anything in the Amended Lease to the contrary, Landlord may, upon at least thirty (30) days’ prior written notice to Tenant (the “Recapture Notice”), recapture that portion of the Premises comprising approximately 29,348 square feet (subject to increase due to the designation by Landlord of certain areas as common area (outlined in green on Exhibit A attached hereto) in the event that Landlord delivers a Recapture Notice) of Rentable Area depicted on Exhibit A attached hereto (the “Recapturable Premises”). In the event that Landlord issues a Recapture Notice:

a. Tenant shall surrender the Recapturable Premises to Landlord as of the date specified in the Recapture Notice (but no earlier than thirty (30) days after Tenant’s receipt of said Recapture Notice) (the “Recapture Date”) in the condition and delivering the deliverables to Landlord required by the Amended Lease;

b. The remaining Premises comprising approximately 26,240 square feet (subject to reduction due to the designation by Landlord of certain areas as common area (outlined in green on Exhibit A attached hereto) in the event that Landlord delivers a Recapture Notice) of Rentable Area (the “Remaining Premises”) shall be as depicted on Exhibit A attached hereto. The Recapture Notice shall state the actual Rentable Areas of the Remaining Premises and the Building, as determined by Landlord’s architect, and shall identify which areas, if any, outlined in green on Exhibit A are common areas;

c. Neither the amount of Basic Annual Rent payable by Tenant nor the amount of the Security Deposit shall be affected;

d. Landlord shall pay for any costs (without any obligation by Tenant to reimburse Landlord for the same) necessary to demise the Recapturable Premises from the remaining Premises (including segregating utilities and Building systems, if Landlord undertakes such activities);

e. Tenant shall be entitled to non-exclusive use of its pro rata share (determined by dividing the rentable area of the Remaining Premises by the rentable area of the Building) of parking spaces at the Project;

f. Tenant shall pay to Landlord its proportionate (based on one of the following, as reasonably determined by Landlord: (i) the actual Rentable Area of the Remaining Premises by the actual Rentable Area of the Building or (ii) the usage (as reasonably determined by Landlord) by Tenant and other tenants of the Building) share of Taxes, Insurance Costs and other operating expenses for the Property for which Tenant is otherwise responsible under the Lease (collectively, “Operating Expenses”); and

g. From and after the Recapture Date, Landlord shall assume from Tenant any of Tenant’s obligations under the Lease to maintain, repair or replace any common areas of the Property, including the parking areas and any Building systems that service (either exclusively or in conjunction with part or all of the Remaining Premises) portions of the Property other than the Premises (the “Common Obligations”), and all costs incurred by Landlord in connection with Common Obligations shall constitute Operating Expenses for purposes of Section 3(f) hereof; provided that Landlord shall clarify in a writing to Tenant (delivered no later than twenty-one (21) days prior to the Recapture Date) which obligations Landlord shall be assuming and, at Tenant’s request, shall meet with a representative of Tenant to discuss the same. In no event shall the Common Obligations include Landlord’s Obligations (as defined in Section 18.1 of the Original Lease).

h. Operating Expenses shall not include: any expenses in connection with Landlord’s Obligations; any expenses relating solely with respect to the Recapturable Premises or the tenant(s)/occupant(s) therein, with respect to the period after Tenant’s surrender of the Recapturable Premises to Landlord in the condition required by the Amended Lease; expenses for any item or service which Tenant pays directly to a third party or separately pays to Landlord; costs incurred due to the gross negligence or willful misconduct of Landlord or its agents and employees; penalties, fines and other costs incurred due to violation of Applicable Laws by Landlord; or any interest or penalties attributable to late payment by Landlord of any Operating Expenses. With respect to any Operating Expenses that constitute capital expenditures under generally accepted accounting principles (as reasonably determined by Landlord), Landlord shall amortize the same over the useful life of the same and include within Operating Expenses for a given calendar year only the annual amortization.

i. Within one hundred twenty (120) days after each calendar year during the Term, Landlord shall provide Tenant with a statement of Operating Expenses for the Property and Tenant’s share of the same. Tenant shall have the right to review Landlord’s records with respect to Operating Expenses, and Landlord shall provide Tenant with reasonable access to Landlord’s books and records to facilitate such review at Landlord’s office. Any discrepancy in Landlord’s determination of Operating Expenses or Tenant’s share of the same shall be promptly reconciled.

4. Term. The Term Expiration Date is hereby changed to the date that is seven (7) years after the Execution Date.

5. Basic Annual Rent. Notwithstanding anything in the Amended Lease to the contrary, Basic Annual Rent shall be as follows:

Year Following Execution Date	Basic Annual Rent
1	$840,000.00
2	$865,200.00
3	$891,156.00
4	$600,000.00
5	$618,000.00
6	$636,540.00
7	$655,636.20

6. Tenant Improvements. Tenant confirms that, notwithstanding anything in the Amended Lease to the contrary, to the extent that Tenant holds any right, title or interest in or to the Tenant Improvements, including those constructed using the Total TI Allowance, Tenant hereby conveys such right, title and interest to Landlord. The Tenant Improvements shall be surrendered to Landlord in the condition required by the Amended Lease upon the expiration or earlier termination of the Amended Lease.

7. Security Deposit. Tenant acknowledges and agrees that Landlord was entitled to the Security Deposit as damages for Tenant’s defaults, and that Landlord properly drew on the letter of credit that Tenant furnished to Landlord. The Security Deposit is hereby changed to One Hundred Forty Thousand Dollars ($140,000). Tenant shall be required to replenish the Security Deposit no later than December 31, 2012, and maintain the Security Deposit thereafter in accordance with the Amended Lease.

8. Options. Sections 3.3 and 41.17 and Articles 6, 40 and 42 of the Original Lease are hereby deleted and of no further force or effect.

9. Damage or Destruction.

a. The following sentence is hereby added to the end of Section 22.1 of the Original Lease:

In the event that the deductible (inclusive of amounts that constitute an Insurance Cost) with respect to any such damage or destruction is expected, in Landlord’s reasonable opinion, to exceed (when added to any deductible paid by Landlord (inclusive of amounts that constituted an Insurance Cost) in the previous twelve (12) month period) Four Hundred Forty Thousand Dollars ($440,000) in the aggregate (such excess, the “Excess Deductible”), Landlord shall have right to terminate this Lease by written notice to Tenant; provided that such termination shall be null and void if Tenant pays such Excess Deductible to Landlord within five (5) business days following receipt of Landlord’s termination notice.

b. Section 22.8 of the Original Lease is hereby deleted in its entirety and replaced with:

“Notwithstanding anything to the contrary contained in this Section 22, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if, in Landlord’s reasonable opinion, less than twelve (12) months would remain in the Term once the repair, reconstruction and restoration of the damage or destruction has been completed. Landlord shall give Tenant written notice of such opinion at the time Landlord delivers its notice pursuant to Section 22.3.”

10. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

11. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:

Zosano Pharma, Inc.

34790 Ardentech Court

Fremont, CA 94555-3657

Attention: Vikram Lamba

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: Jeffrey L. Quillen, Esq.

12. Conditions to Effectiveness. This Amendment is conditional upon satisfaction of the Conditions (as defined in that certain Consent to Sublease dated on or about the Execution Date, by and among Landlord, Tenant and ZP Group), satisfaction of which shall be determined by Landlord in its sole and absolute discretion.

13. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Amended Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

14. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

15. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-34790 ARDENTECH COURT LP a Delaware limited partnership

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

ZOSANO PHARMA, INC. a Delaware corporation

By:	/s/ Vikram Lamba
Name:
Title:

SIGNATURE PAGE TO FIFTH AMENDMENT TO LEASE

EXHIBIT A

RECAPTURABLE PREMISES AND REMAINING PREMISES

GENERAL NOTES:
Future Common Loading / Exiting Configuration TBD
Remaining Premises 26,240 SF
Recapturable Premises 29,348 SF
OVERALL FIRST FLOOR PLAN
NORTH
Zosano Pharma, Inc.
Zosano HQ Project
OVERALL FIRST FLOOR PLAN